NOTICE OF DISSENTERS' RIGHTS
   (Under Section 16-10a-1301 et seq. Utah Revised Business Corporation Act)



Sale of Education Market Assets:

The Board of Directors of Wasatch Education Systems Corporation ("WESC") has adopted an Acquisition Commitment (the "Acquisition Agreement"), subject to Shareholder approval. A copy of the Acquisition Agreement is being furnished to you contemporaneously with the delivery of this Notice. The Board of Directors has recommended that Shareholders approve the Acquisition Agreement, pursuant to which certain assets of WESC relating to the education market will be transferred to Wasatch Interactive Learning Corporation ("WILC"), a corporation organized and controlled by individuals who have previously served as senior management of WESC.

Shareholder Approval:

Under Section 16-10a-1202 of the Utah Revised Business Corporation Act (the "Act"), the Acquisition Agreement requires the affirmative vote of a majority of the shares entitled to vote to approve the acquisition (the "Acquisition"). Attached hereto is a Notice of Special Shareholders Meeting and Proxy Statement relating to the shareholders meeting for the purpose of approving the Acquisition.

Dissenters' Rights:

Under Part 13 of the Act, Shareholders of WESC are or may be entitled to assert "dissenters rights" in connection with the proposed Acquisition by WIL. A copy of Part 13 of the Act is attached hereto.

Generally, a Shareholder may dissent from the proposed Acquisition transaction and obtain cash payment of the fair value of his/her shares in the event the Acquisition transaction is effectuated. Fair value of the shares means the value of the shares immediately before the effective date of the Acquisition, excluding any appreciation or depreciation in anticipation of the Acquisition.

A Shareholder who desires to exercise his or her dissenters' right, must:

          1. Cause WESC to receive, before the Shareholder vote is taken, written notice of his/her intent to demand payment for shares if the proposed Acquisition is effectuated; and

          2.   Not  vote  any  of  his/her  shares  in  favor  of  the  proposed
               Acquisition.

     Notice must be sent in writing, postage prepaid, and adressed to the Secretary of the Company at the Company's offices located at 5250 S. Commerce Dr., Suite 101, Salt Lake City Utah 84107.
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     RIGHTS  OF A  DISSENTING  SHAREHOLDER  TO  DEMAND  PAYMENT  ARE LOST IF THE
DISSENTERVOTES IN FAVOR OF THE PROPOSAL OR FAILS TO GIVE WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AS ABOVE DESCRIBED.

If the Acquisition is effectuated over the dissent of a Shareholder, a notice will be sent to the Shareholder within ten (10) days after the effective date of Acquisition approval by Shareholders. That notice will state when and where written demand for payment must be sent and when certificates for shares must be deposited by the Shareholder to effectuate the purchase of shares from the dissenting Shareholder.

RIGHTS OF THE DISSENTER TO DEMAND PAYMENT MAY ALSO BE LOST IF THE DISSENTER FAILS TO TIMELY MAKE WRITTEN DEMAND FOR PAYMENT AFTER RECEIVING THE SUBSEQUENT NOTICE OF HOW TO MAKE WRITTEN DEMAND AND TENDER CERTIFICATES.